January 28, 2014

First Busey Announces 2013 Fourth Quarter Earnings and Full Year Results

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

First Busey Corporation’s net income for the year ended December 31, 2013 was $28.7 million and net income available to common stockholders was $25.1 million, or $0.29 per fully-diluted common share, compared to net income of $22.4 million and net income available to common stockholders of $18.7 million, or $0.22 per fully-diluted common share, for the year ended December 31, 2012.

Net income for the fourth quarter of 2013 was $6.9 million and net income available to common stockholders was $6.0 million, or $0.07 per fully-diluted common share, compared to net income of $4.9 million and $4.0 million of net income available to common stockholders for the fourth quarter of 2012, or $0.05 per fully-diluted common share.  In comparison, the Company reported net income of $7.9 million and net income available to common stockholders of $7.0 million, or $0.08 per fully-diluted common share, for the third quarter of 2013.

Net income growth relative to the prior year was driven by positive trends in credit quality, which reduced our provision for loan loss in 2013 to levels approximating historical Company norms prior to the economic downturn.  Provision for loan loss decreased to $7.5 million for the year ended December 31, 2013 compared to $16.5 million for the year ended December 31, 2012. Provision for loan loss decreased to $1.5 million in the fourth quarter of 2013 compared to $2.0 million in the third quarter of 2013 and $3.5 million in the fourth quarter of 2012, marking five-year lows in quarterly credit costs as our market areas showed signs of strengthening and credit quality continued to improve.

Net income in the fourth quarter of 2013 was also influenced by restructuring costs in various areas of $0.7 million designed to address the changing needs of our organization as we continue to refine our operating model for the future and seek to balance growth with efficiency.  Additional non-recurring expenses during the quarter included a $0.3 million loss on premises and equipment disposal and $0.3 million in increased marketing and business development costs to support ongoing growth efforts.  Net security gains of $0.5 million were also recorded as we sold securities to partially fund the additional costs during the quarter.

In addition, actions taken in late 2012 and early 2013 to reduce general operating expenses favorably impacted full year and fourth quarter results on a comparative basis to 2012.  Going forward, we will continue our focus on providing premier customer service while prudently considering the costs of growing our business.  The Company is pleased with our accomplishments during 2013 and believes we are well positioned to sustain positive earnings trends for the future.

We finished the year with another strong quarter of quality asset growth as illustrated by a substantial increase in commercial loan balances alongside positive trends in asset quality metrics.  As of December 31, 2013, gross commercial loan balances grew by $56.1 million from September 30, 2013 to $1.8 billion, marking seven consecutive quarters of growth.  Asset quality metrics were simultaneously favorable, as non-performing loans and non-performing assets at December 31, 2013 were the lowest quarter-end figures in more than five years, demonstrating continued balance sheet strength.

Robust loan growth pushed Small Business Lending Fund (“SBLF”) qualified credits above required thresholds to meaningfully reduce costs of the preferred stock dividend in future periods.  The attainment of small business growth targets will lower our rate on the SBLF preferred stock dividend from 5% to 1% for 2014, which the Company expects to have a favorable impact on net income available to common stockholders of approximately $2.9 million.

Deposits of $2.9 billion at December 31, 2013 were relatively stable compared to $2.9 billion at September 30, 2013 and $3.0 billion at December 31, 2012, while deposit costs continued to decline.  We remain strongly core deposit funded at 76.4% of total assets - with ample liquidity and significant market share in the communities we serve.  The Company held no brokered CDs or FHLB borrowings as of December 31, 2013 and September 30, 2013, compared to $7.0 million as of December 31, 2012.

Capital Strength:  At the end of the fourth quarter of 2013, Busey Bank continued to exceed the capital adequacy requirements necessary to be considered “well-capitalized” under regulatory guidance.  Further, First Busey Corporation’s Tangible Common Equity (TCE) increased to $316.4 million at December 31, 2013 from $315.0 million at September 30, 2013 and from $308.0 million at December 31, 2012.  TCE represented 9.01% of tangible assets at December 31, 2013 compared to 8.98% at September 30, 2013 and 8.58% at December 31, 2012.1

On January 31, 2014, the Company will pay a cash dividend of $0.04 per common share to stockholders of record as of January 24, 2014.  The Company has consistently paid dividends to its common stockholders since its stock began trading on the NASDAQ exchange in 1998.

Asset Quality:  While much internal focus has been directed toward organic growth, our commitment to credit quality remains strong, as evidenced by another quarter of meaningful progress across a range of credit indicators.  As of December 31, 2013, we have significantly improved asset quality measures from prior periods and expect these levels to generally stabilize in 2014; however, this remains dependent upon market-specific economic conditions, and specific measures may fluctuate from quarter to quarter.  The key metrics are as follows:

SELECTED FINANCIAL HIGHLIGHTS2
(dollars in thousands)
	As of and for the Three Months Ended
	December 31,	September 30,	June 30,	December 31,
	2013	2013	2013	2012

ASSET QUALITY
Gross loans	$ 2,295,300	$ 2,250,605	$ 2,159,098	$ 2,073,110
Commercial loans	1,751,683	1,695,583	1,580,351	1,500,921
Allowance for loan losses	47,567	47,964	48,491	48,012
Non-performing loans
Non-accrual loans	17,164	18,489	20,274	25,104
Loans 90+ days past due	195	199	771	256
Non-performing loans, segregated by geography
Illinois/ Indiana	13,565	14,451	16,030	17,757
Florida	3,794	4,237	5,015	7,603
Loans 30-89 days past due	6,114	2,283	3,683	2,285
Other non-performing assets	2,133	2,156	2,617	3,450
Non-performing assets to total loans and non-performing assets	0.85%	0.93%	1.09%	1.39%
Allowance as a percentage of non-performing loans	274.02%	256.66%	230.42%	189.32%
Allowance for loan losses to loans	2.07%	2.13%	2.25%	2.32%
Net charge-offs	1,897	2,527	1,282	4,701
Provision expense	1,500	2,000	2,000	3,500

•
As a result of the Company’s strategic investment in loan growth, the total loan portfolio as of December 31, 2013 increased $44.7 million from September 30, 2013, or 7.9% on an annualized basis, and increased $222.2 million, or 10.7%, from December 31, 2012.  Loan growth was driven by the $56.1 million increase in commercial balances from September 30, 2013, or 13.2% on an annualized basis, and the $250.8 million, or 16.7%, increase from December 31, 2012.  In addition to overall loan growth, the Company experienced loan growth in the highest credit grades, while the volume of the lowest credit grades decreased.3

1Tangible Common Equity, a non-GAAP metric, is defined as common equity less tax effected goodwill and intangibles at the end of the reporting period. Tangible assets, a non-GAAP metric, is defined as total assets less tax effected goodwill and intangibles at the end of the reporting period.
2 Results are unaudited except for amounts reported as of December 31, 2012.
3 A detailed description of the loan grading policy can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the detailed weighted average risk grades for the different loan classes can be found in the applicable Quarterly Reports on Form 10-Q.

•
Included in gross loan balances as of December 31, 2013 are $13.8 million in held for sale balances which decreased by $3.7 million from September 30, 2013 and $26.2 million from December 31, 2012 due to reduced mortgage volume as the market slowed due to rising interest rates.

•
Loans 30-89 days past due were $6.1 million as of December 31, 2013, an increase from $2.3 million at September 30, 2013, and December 31, 2012.  The primary reason for the increase at December 31, 2013 was one large commercial credit, which the Company is actively working to resolve.

•
Net charge-offs decreased to $7.9 million for the year ended December 31, 2013 from $27.0 million in 2012, a reduction of 70.6%.  Net charge-offs for the fourth quarter decreased $0.6 million from the third quarter of 2013 and decreased by $2.8 million from the fourth quarter of 2012 with general trends pointing to the improved quality of the loan portfolio.

Operating Performance:  We continue to prioritize strengthening our balance sheet, diversifying revenue streams and developing appropriate platforms to sustain profitable organic growth.  Our active business outreach across our footprint continues to support ongoing business expansion.

Busey Wealth Management’s net income of $1.1 million for the fourth quarter of 2013 declined 4.9% from the third quarter of 2013, but rose 55.9% from the fourth quarter of 2012.  Busey Wealth Management’s net income for the year ended December 31, 2013 was $4.2 million as compared to $3.4 million for the year ended December 31, 2012.  Net inflows to assets under care accompanied by positive market valuations favorably impacted the quarter-over-quarter and year-over-year results.  Assets under care increased to $5.0 billion as of December 31, 2013 compared to $4.2 billion at December 31, 2012.

FirsTech’s net income of $0.2 million for the fourth quarter of 2013 declined from $0.3 million in the third quarter of 2013, but was stable compared to the $0.2 million recorded for the fourth quarter of 2012.  FirsTech’s full year net income of $1.0 million grew from $0.9 million in the comparable period of 2012.

Revenues from trust, brokerage and commissions and remittance processing activities - which are primarily generated through Busey Wealth Management and FirsTech - represented 46.8% of non-interest income for the year ended December 31, 2013, providing a balance to traditional banking activities in a slow growth economy.  Furthermore, we believe the boutique services offered by Trevett Capital Partners within our suite of wealth services broadens our business base and enhances our ability to further develop revenue sources.

Other specific areas of operating performance are detailed as follows:

•
Net interest income of $25.0 million in the fourth quarter of 2013 declined slightly compared to $25.2 in the third quarter of 2013 and the $25.6 million recorded in the fourth quarter of 2012.  Net interest income for the year ended December 31, 2013 was $100.1 million compared to $102.1 million for the same period of 2012.

•
Net interest margin declined to 3.12% for the fourth quarter of 2013 as compared to 3.20% for the third quarter of 2013 and the fourth quarter of 2012.  The net interest margin for the year ended December 31, 2013 decreased to 3.15% compared to 3.24% for the same period of 2012.  Average loan balances increased as of December 31, 2013 compared to December 31, 2012, while a highly competitive loan environment and a prolonged period of low interest rates continued to put downward pressure on yields.

•
Gain on sales of loans totaled $1.3 million in the fourth quarter of 2013, a decrease from $2.7 million in the third quarter of 2013, and from $3.6 million in the fourth quarter of 2012 due to market-based influences.  Gain on sale of loans for the year ended December 31, 2013 was $10.2 million, a decrease from $12.5 million for the year ended December 31, 2012, with the majority of the decline occurring in the fourth quarter of 2013.  As interest rates began to rise in the second quarter of 2013, mortgage refinance activity decreased and purchase activity increased, although revenues remained fairly stable between the second and third quarter of 2013.  The Company anticipated total production to slow in the fourth quarter due to general industry conditions and management took action to right size expenses due to the lower forecasted revenue.  We reduced production costs in the fourth quarter by approximately $0.8 million on a linked-quarter basis and expect generally lower costs to continue with lower production.

•
Net security gains totaled $0.5 million in the fourth quarter of 2013, an increase from $0.1 million in the third quarter of 2013, and a decrease from $1.0 million in the fourth quarter of 2012.  Net security gains for the year ended December 31, 2013 were $0.6 million compared to $1.6 million for the year ended December 31, 2012.

•
Other non-interest income decreased to $1.0 million for the fourth quarter of 2013 as compared to $1.4 million in the third quarter of 2013 and $1.6 million in the fourth quarter of 2012.  Other non-interest income for the year ended December 31, 2013 decreased to $4.6 million from $7.2 million for the comparable period of 2012.  In 2013, the Company recognized private equity income of $0.2 million compared to $3.1 million in 2012.  The 2012 income included a non-ordinary gain and the Company had expected the decrease for 2013.  We have successfully invested in various private equity funds for more than ten years.

•
Salaries and wages and employee benefits increased to $15.7 million in the fourth quarter of 2013 as compared to $15.6 million in the third quarter of 2013 but decreased from $17.0 million in the fourth quarter of 2012.  For the year ended December 31, 2013, salaries and wages and employee benefits decreased to $63.8 million as compared to $64.8 million for 2012.  During 2012, we engaged in a strategic investment in talent to build out targeted areas of our business to support growth initiatives.  We also committed to a careful examination of all areas of the Company, seeking sensible opportunities to reduce cost and enhance efficiency.  That evaluation resulted in personnel reductions and other cost containment efforts in early 2013 which contributed to positive expense trends during the year.  Additional restructuring costs of $0.7 million were incurred in the fourth quarter of 2013 which we expect to positively impact expenses in 2014.  The 2013 fourth quarter expenses were partially offset by cost savings derived from the mortgage area.

•
Data processing expense in the fourth quarter of 2013 increased to $2.7 million compared to $2.6 million in the third quarter of 2013 and remained consistent with the $2.7 million in the fourth quarter of 2012.  For the year ended December 31, 2013, data processing expense totaled $10.5 million as compared to $11.1 million for the same period of 2012, which included conversion costs to implement a new core system.  As we manage data processing expense, the Company continues to enhance our mobile and internet banking services and prioritize strategies to mitigate the risk from cybercriminals through the use of new technology, industry best practices and customer education.

•
OREO expense in the fourth quarter of 2013 was $0.1 million, an increase from the net credit of $0.2 million in the third quarter of 2013, but a decrease from the $0.5 million expense in the fourth quarter of 2012.  OREO expense for the year ended December 31, 2013 decreased to $0.5 million from $1.3 million for 2012.  At December 31, 2013 OREO balances totaled $2.1 million, which is consistent with September 30, 2013 and a reduction from $3.5 million at December 31, 2012.

•
Our quarterly efficiency ratio increased to 67.61% for the fourth quarter of 2013 from 64.23% in the third quarter of 2013 but improved from 73.39% in the fourth quarter of 2012.  The efficiency ratio for the year ended December 31, 2013 improved to 66.39%, as compared to 68.54% for the same period of 2012.  Efficiency ratios have been influenced throughout the past two years by a number of events (such as restructuring costs, our core conversion and branch closures), which have been discussed either above, in previous earnings releases or in other periodic reporting.  The process of examining appropriate avenues to improve efficiency is expected to continue as a focus in future periods.

Overview and Strategy:

Our emphasis on maximizing stockholder value was evidenced in 2013 by the upward momentum in earnings per share on a full year basis.  We are inspired by the positive traction in earnings and loan growth during the year, powered by the strategic investments of prior periods and the outstanding commitment of our talented associates.  With the confidence that our hard-won efforts are drivers of true change, we move ahead from a stronger base that enhances further growth opportunities through organic and external channels, and serves as a solid foundation for continued success going forward.

The year was highlighted by meaningful progress in commercial loan growth which steadied net interest income and propelled us to the successful attainment of targets under the SBLF program.  We believe achievement of this important milestone under the SBLF will be highly impactful to growth in earnings in future periods.  Our success in growing loans has been well-balanced across our footprint, as we service the funding needs of local businesses which support our communities.  Moreover, as our loan portfolio expanded at a brisk pace for the third consecutive quarter, our credit metrics continued to strengthen and provision expenses declined considerably.

Major sources of recurring non-interest income have increased from the prior year including trust fees, commissions and brokers’ fees, and fees for customer services.  Non-interest expenses are down, as we actively managed our resources to higher productivity while remaining fully committed to premier customer service.

Severe storms, straight-line winds and tornadoes caused significant property damage in areas of Illinois on November 17, 2013.  A federal disaster for selected areas in Illinois was declared on November 26, 2013.  Although impacts to our business and overall footprint were minimal, Busey and our associates quickly joined the relief efforts, providing aid to those impacted by the tornadoes in unwavering support of our communities. This support continues today through Busey’s solid partnerships with the United Way, American Red Cross and the Normal Cornbelters baseball team—raising funds to help rebuild Washington, Illinois’ youth league athletic programs—among many others. We are grateful for the efforts of our associates and proud to call these communities home.

We believe our attractive core-funding structure provides a stable and efficient platform for continued business expansion.  As one of Forbes 100 Most Trustworthy Companies in America for 20134 we are passionate about continually earning the confidence and respect of our Pillars – our customers, associates, communities and you, our shareholders.

4 ©2013, Forbes Media LLC.  Used with Permission.

/s/ Van A. Dukeman
President & Chief Executive Officer
First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS1
(dollars in thousands, except per share data)

		For the			For the
		Three Months Ended			Year Ended
		December 31,	September 30,	December 31,	December 31,	December 31,
		2013	2013	2012	2013	2012
EARNINGS & PER SHARE DATA
	Net income	$ 6,920	$ 7,933	$ 4,917	$ 28,726	$ 22,357
	Income available to common stockholders2	6,012	7,024	4,009	25,093	18,724
	Revenue3	39,062	40,781	42,220	162,095	167,401
	Fully-diluted earnings per share	0.07	0.08	0.05	0.29	0.22
	Cash dividends paid per share4	0.04	0.04	0.12	0.12	0.24

	Net income by operating segment
	Busey Bank	$ 6,173	$ 6,963	$ 4,303	$ 25,416	$ 19,162
	Busey Wealth Management	1,116	1,173	716	4,242	3,363
	FirsTech	193	259	189	1,000	935

AVERAGE BALANCES
	Assets	$ 3,529,936	$ 3,492,360	$ 3,538,860	$ 3,531,248	$ 3,503,676
	Earning assets	3,257,957	3,200,783	3,259,254	3,254,257	3,221,564
	Deposits	2,874,007	2,868,984	2,887,639	2,895,734	2,862,164
	Interest-bearing liabilities	2,545,375	2,523,989	2,563,375	2,559,057	2,546,911
	Stockholders' equity - common	342,912	336,928	343,624	339,427	341,185
	Tangible stockholders' equity – common	312,169	305,401	309,719	307,517	306,040

PERFORMANCE RATIOS
	Return on average assets5	0.68%	0.80%	0.45%	0.71%	0.53%
	Return on average common equity5	6.96%	8.27%	4.64%	7.39%	5.49%
	Return on average tangible common equity5	7.64%	9.12%	5.15%	8.16%	6.12%
	Net interest margin5, 7	3.12%	3.20%	3.20%	3.15%	3.24%
	Efficiency ratio6	67.61%	64.23%	73.39%	66.39%	68.54%
	Non-interest revenue as a % of total revenues3	35.99%	38.13%	39.30%	38.27%	38.98%

1	Results are unaudited except for amounts reported for the year ended December 31, 2012
2	Net income available to common stockholders, net of preferred dividend
3	Total revenue, net of interest expense and security gains
4	The Company accelerated payment of its first quarter 2013 dividend to December 2012 to provide stockholders with certainty as to the tax treatment of such dividend
5	Annualized and calculated on net income available to common stockholders
6	Net of security gains and intangible charges
7	On a tax-equivalent basis, assuming a federal income tax rate of 35%

Condensed Consolidated Balance Sheets1	As of
(in thousands, except share data)	December 31,	September 30,	December 31,
	2013	2013	2012
Assets
Cash and due from banks	$231,603	$198,668	$351,255
Investment securities	842,144	908,260	1,001,497
Net loans, including loans held for sale	2,247,733	2,202,641	2,025,098
Premises and equipment	65,827	67,148	71,067
Goodwill and other intangibles	30,257	31,040	33,389
Other assets	122,011	124,267	135,750
Total assets	$3,539,575	$3,532,024	$3,618,056

Liabilities & Stockholders' Equity
Non-interest-bearing deposits	$547,531	$543,746	$611,043
Interest checking, savings, and money market deposits	1,739,236	1,727,851	1,678,050
Time deposits	582,371	608,255	691,199
Total deposits	$2,869,138	$2,879,852	$2,980,292

Securities sold under agreements to repurchase	172,348	156,510	139,024
Long-term debt	-	-	7,000
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	27,725	26,283	27,943
Total liabilities	$3,124,211	$3,117,645	$3,209,259
Total stockholders' equity	$415,364	$414,379	$408,797
Total liabilities & stockholders' equity	$3,539,575	$3,532,024	$3,618,056

Share Data
Book value per common share	$3.95	$3.94	$3.88
Tangible book value per common share2	$3.60	$3.58	$3.49
Ending number of common shares outstanding	86,804	86,764	86,671

1Results are unaudited except for amounts reported as of December 31, 2012
2Total common equity less goodwill and intangibles divided by shares outstanding as of period end

Condensed Consolidated Statements of Income1	For the		For the
(in thousands, except share data)	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Interest and fees on loans	$22,976	$24,164	$92,233	$98,614
Interest on investment securities	3,909	4,420	16,463	18,302
Total interest income	$26,885	$28,584	$108,696	$116,916

Interest on deposits	1,522	2,470	7,099	12,496
Interest on short-term borrowings	58	71	201	314
Interest on long-term debt	-	96	125	648
Junior subordinated debt owed to unconsolidated trusts	301	318	1,206	1,312
Total interest expense	$1,881	$2,955	$8,631	$14,770

Net interest income	$25,004	$25,629	$100,065	$102,146
Provision for loan losses	1,500	3,500	7,500	16,500
Net interest income after provision for loan losses	$23,504	$22,129	$92,565	$85,646

Trust fees	4,565	4,347	18,521	17,592
Commissions and brokers' fees	597	524	2,416	2,102
Fees for customer services	4,580	4,471	17,908	17,363
Remittance processing	2,066	2,080	8,354	8,426
Gain on sales of loans	1,283	3,611	10,227	12,535
Net security gains	471	1,022	553	1,597
Other	967	1,558	4,604	7,237
Total non-interest income	$14,529	$17,613	$62,583	$66,852

Salaries and wages	13,549	14,702	52,891	53,668
Employee benefits	2,168	2,333	10,922	11,124
Net occupancy expense	2,149	2,301	8,489	8,899
Furniture and equipment expense	1,161	1,288	4,848	5,146
Data processing expense	2,652	2,695	10,465	11,061
Amortization expense	783	834	3,132	3,315
Regulatory expense	482	674	2,290	2,543
OREO expense	109	515	503	1,303
Other operating expenses	4,532	6,927	18,771	22,585
Total non-interest expense	$27,585	$32,269	$112,311	$119,644

Income before income taxes	$10,448	$7,473	$42,837	$32,854
Income taxes	3,528	2,556	14,111	10,497
Net income	$6,920	$4,917	$28,726	$22,357
Preferred stock dividends	$908	$908	$3,633	$3,633
Income available for common stockholders	$6,012	$4,009	$25,093	$18,724

Share Data
Basic earnings per common share	$0.07	$0.05	$0.29	$0.22
Fully-diluted earnings per common share	$0.07	$0.05	$0.29	$0.22
Diluted average common shares outstanding	87,179	86,679	87,064	86,652

1 Results are unaudited except for amounts reported for the year ended December 31, 2012

Corporate Profile

First Busey Corporation (NASDAQ: BUSE) is a $3.5 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is also headquartered in Champaign, Illinois and has twenty-eight banking centers serving Illinois, a banking center in Indianapolis, Indiana, and seven banking centers serving southwest Florida.  Trevett Capital Partners, a wealth management division of Busey Bank, provides asset management, investment and fiduciary services to high net worth clients in southwest Florida.  The wealth management professionals of Trevett Capital Partners can be reached through trevettcapitalpartners.com.  Busey Bank had total assets of $3.5 billion as of December 31, 2013.

In addition, First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., through Busey Bank, which processes over 22 million transactions per year using online bill payment, lockbox processing and walk-in payments at its 3,100 agent locations in 38 states.  More information about FirsTech, Inc. can be found at firstechinc.com.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation.  Through Busey Trust Company, Busey Wealth Management provides asset management, investment and fiduciary services to individuals, businesses and foundations.  As of December 31, 2013, Busey Wealth Management’s assets under care were approximately $5.0 billion.

Busey Bank and Busey Wealth Management deliver financial services through busey.com.

Contact:
Robin N. Elliott, CFO
217-365-4120

Special Note Concerning Forward-Looking Statements
This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning Company’s general business (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations to be promulgated thereunder, as well as the rules recently adopted by the federal bank regulatory agencies to implement Basel III); (iii) changes in interest rates and prepayment rates of the Company’s assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vi) the loss of key executives or employees; (vii) changes in consumer spending; (viii) unexpected results of acquisitions; (ix) unexpected outcomes of existing or new litigation involving the Company; (x) the economic impact of any future terrorist threats or attacks; (xi) the economic impact of exceptional weather occurrences such as tornadoes, hurricanes, floods, and blizzards; and (xii) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.